   As filed with the Securities and Exchange Commission on January 21, 1997
                                                   Registration No. 333-

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ----------------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            -----------------------

                          EXCEL COMMUNICATIONS, INC.
            (Exact name of Registrant as specified in its charter)

          DELAWARE                                 75-2624939
(State or other jurisdiction of                 (I.R.S. Employer
incorporation or organization)                 Identification No.)


                   8750 NORTH CENTRAL EXPRESSWAY, SUITE 2000
                              DALLAS, TEXAS 75231
         (Address, including zip code, of principal executive offices)

                           ------------------------

               EXCEL COMMUNICATIONS, INC. 1995 STOCK OPTION PLAN
          EXCEL COMMUNICATIONS, INC. 1997 DIRECTOR STOCK OPTION PLAN
   EXCEL COMMUNICATIONS, INC. DIRECTOR STOCK OPTION AGREEMENT WITH RONALD A.
                                   MCDOUGALL
                    (Full title of the plans or agreements)

                            ------------------------

                         J. CHRISTOPHER DANCE, ESQUIRE
                          EXCEL COMMUNICATIONS, INC.
                   8750 NORTH CENTRAL EXPRESSWAY, SUITE 2000
                              DALLAS, TEXAS 75231
                    (Name and address of agent for service)

                                (214) 863-8000
         (Telephone number, including area code, of agent for service)

                           ------------------------

                        CALCULATION OF REGISTRATION FEE
===============================================================================================================================
  Title of securities to be    Amount to be     Proposed maximum offering        Proposed maximum aggregate       Amount of
          registered           registered(1)         price per share                 offering price(2)          registration
                                                                                                                    fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value        9,330,000                   (3)                         $106,433,736               $32,253
$.001 per share............      shares
===============================================================================================================================

(1) Consists of 8,910,000 shares of Common Stock issuable pursuant to the EXCEL Communications, Inc. 1995 Stock Option Plan, 400,000 shares of Common Stock issuable pursuant to the EXCEL Communications, Inc. 1997 Director Stock Option Plan, and 20,000 shares of Common Stock issuable pursuant to a Director Stock Option Agreement between EXCEL Communications, Inc. and Ronald A. McDougall.

(2) Estimated pursuant to Rules 457(c) and (h) solely for purposes of computing the registration fee. The calculation of the proposed maximum aggregate offering price is based upon the aggregate exercise price for shares of Common Stock issuable upon the exercise of options already granted and is based upon the average of the high and low sales prices per share of the Common Stock reported on The New York Stock Exchange on January 15, 1997 for all other shares being registered.

(3) Because there are options still available for grant under the 1995 Stock Option Plan and the 1997 Director Stock Option Plan and the exercise prices thereof may be based on the fair market value of the Common Stock on the date of grant, it is not possible as of the date hereof to determine the maximum offering price per share of the shares of Common Stock to be offered under the 1995 Stock Option Plan and the 1997 Director Stock Option Plan. The maximum offering price per share of the shares of Common Stock offered to Ronald A. McDougall under his Director Stock Option Agreement with EXCEL Communications, Inc. is $21.25.

================================================================================

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


     Note: The document(s) containing the information concerning the EXCEL Communications, Inc. 1995 Stock Option Plan, as amended (the "1995 Stock Option Plan"), the EXCEL Communications, Inc. 1997 Director Stock Option Plan (the "1997 Director Stock Option Plan"), and the Director Stock Option Agreement between EXCEL Communications, Inc. and Ronald A. McDougall (the "McDougall Option Agreement") required by Item 1 of Form S-8 and the statement of availability of registrant information and information relating to the 1995 Stock Option Plan, the 1997 Director Stock Option Plan and the McDougall Option Agreement and other information required by Item 2 of Form S-8 will be sent or given to the employees and eligible directors of the registrant and Mr. McDougall, as the case may be, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the Commission or its staff a copy or copies of any or all of the documents included in such file.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which EXCEL Communications, Inc. (the "Company") has filed with the Commission pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

     (i) The Prospectus dated May 9, 1996 as filed on May 10, 1996 with the Commission pursuant to Rule 424(b) under the Securities Act in connection with the Company's Registration Statement on Form S-1, as amended (Registration No. 333-1076), which contains audited financial statements for the Company's fiscal year ended December 31, 1995, which is the Company's latest fiscal year for which audited financial statements have been filed with the Commission;

     (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 filed with the Commission on August 6, 1996;

     (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 filed with the Commission on November 14, 1996;

     (iv) The Company's Current Reports on Form 8-K filed with the Commission on June 6, 1996, July 2, 1996, and August 31, 1996; and

     (v) The description of the Common Stock of the Company contained in the Company's Registration Statement on Form 8-A (Commission File No. 1-14322), as filed with the Commission pursuant to the Exchange Act on April 12, 1996, as may be amended, modified or superseded by any report or amendment filed with the Commission for the purpose of updating such description.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, in any subsequently filed amendment to this Registration Statement, or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company, a Delaware corporation, is empowered by Section 145 of the Delaware General Corporation Law (the "DGCL"), subject to the procedures and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.
Section 145 of the DGCL requires that to the extent a director, officer, employee, or agent of the Company has been successful, on the merits or otherwise, in the defense of any action, suit, or proceeding or in defense of any action, suit, or proceeding described in Section 145, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Section 145 of the DGCL further provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in
Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate. In addition, Section 145 provides that indemnification and advancement of expenses provided by, or granted pursuant to, its provisions shall not be deemed exclusive of any rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Section 145 also allows the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under Section 145.

     Article TENTH of the Company's Certificate of Incorporation, a copy of which is filed as Exhibit 4.1 to this Registration Statement, provides the following:

     "The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Tenth is in effect. Any repeal or amendment of this Article Tenth shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of any such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Tenth. Such right shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the Delaware General Corporation Law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, by-law, resolution of stockholders or directors, agreement, or otherwise.

     The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

     As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding."

     Article ELEVENTH of the Company's Certificate of Incorporation provides the following:

     "A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article Eleventh by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article Eleventh, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the Delaware General Corporation Law."

     The Underwriting Agreement entered into by the Company in connection with the initial public offering of its Common Stock, a copy of which is filed as
Exhibit 1.1 to the Company's Registration Statement on Form S-1, as amended (Registration No. 333-1076), provides for indemnification by the underwriters of such initial public offering of the Company and its officers and directors and such selling stockholders. Such agreement also provides for indemnification by the Company and such selling stockholders of such underwriters for certain liabilities arising under the Securities Act or otherwise.

     The Company currently has in effect a directors and officers liability insurance policy.

     As a result of these provisions, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of the duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.


ITEM 8.  EXHIBITS.

EXHIBIT
NUMBER                                          DOCUMENT DESCRIPTION
-------                                         --------------------

  4.1 Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1, as amended (Commission No. 333-1076)).

  4.2                 Bylaws of the Company (incorporated by reference to
                      Exhibit 3.2 to the Company's Registration Statement on Form S-1, as amended (Commission File No. 333-1076)).
  4.3
                      Specimen Certificate for Common Stock of the Company (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1, as amended (Commission File No. 333-1076)).

  4.4* EXCEL Communications, Inc. 1995 Stock Option Plan, as amended by Amendments Nos. 1 and 2.

  4.5*                EXCEL Communications, Inc. 1997 Director Stock Option
                      Plan.

  4.6* Director Stock Option Agreement between EXCEL Communications, Inc. and Ronald A. McDougall dated August 26, 1996.

  5.1*                Opinion of Munsch Hardt Kopf Harr & Dinan, P.C.

 23.1 Consent of Munsch Hardt Kopf Harr & Dinan, P.C. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

 23.2* Consent of Arthur Andersen LLP, independent public accountants.

 24.1 Powers of Attorney (included on the signature page of this Registration Statement).

___________________
*Filed herewith.

ITEM 9.  UNDERTAKINGS.

(a)  The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement (notwithstanding the foregoing, any increase or decrease in the volume of the securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement);

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change in the information set forth in this Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or
     Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this

Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 17, 1997.

                                    EXCEL COMMUNICATIONS, INC.


                                    By:  /s/   KENNY A. TROUTT
                                       -----------------------------------------
                                         Kenny A. Troutt
                                         President and Chief Executive Officer

     The undersigned directors and executive officers of EXCEL Communications, Inc. each hereby constitutes and appoints Kenny A. Troutt and John J. McLaine, and each of them, with full power to act without the other and with full power of substitution, the undersigned's true and lawful attorneys-in-fact with full power to execute in the undersigned's name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto and other documents in connection with the Commission, and hereby ratifies and confirms all that such attorneys-in-fact, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                         Title                       Date
        ---------                         ------                      ----

/s/  KENNY A. TROUTT         President, Chief Executive         January 17, 1997
--------------------------   Officer, Chairman of the Board,
     Kenny A. Troutt         and Director (Principal Executive
                             Officer)

/s/  JOHN J. McLAINE         Executive Vice President, Chief    January 17, 1997
--------------------------   Financial Officer, Secretary, and
     John J. McLaine         Director (Principal Financial
                                        Officer)

/s/  CRAIG E. HOLMES         Vice President and Chief           January 17, 1997
--------------------------   Accounting Officer (Principal
     Craig E. Holmes         Accounting Officer)

/s/  STEPHEN R. SMITH        Executive Vice President of        January 17, 1997
--------------------------   Marketing and Director
     Stephen R. Smith

/s/  RONALD A. McDOUGALL     Director                           January 17, 1997
--------------------------
     Ronald A. McDougall

                                 EXHIBIT INDEX


   EXHIBIT
   NUMBER                           DOCUMENT DESCRIPTION
   -------                          --------------------

    4.1 Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1, as amended (Commission No. 333-1076)).

    4.2 Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1, as amended (Commission File No. 333-1076)).

    4.3 Specimen Certificate for Common Stock of the Company (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1, as amended (Commission File No. 333-1076)).

    4.4* EXCEL Communications, Inc. 1995 Stock Option Plan, as amended by Amendments Nos. 1 and 2.

    4.5*  EXCEL Communications, Inc. 1997 Director Stock Option Plan.

    4.6* Director Stock Option Agreement between EXCEL Communications, Inc. and Ronald A. McDougall dated August 26, 1996.

    5.1*  Opinion of Munsch Hardt Kopf Harr & Dinan, P.C.

   23.1 Consent of Munsch Hardt Kopf Harr & Dinan, P.C. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

   23.2*  Consent of Arthur Andersen LLP, independent public accountants.

   24.1 Powers of Attorney (included on the signature page of this Registration Statement).

___________________
*Filed herewith.